Exhibit 10.66

LEASE EXTENSION

This Lease extension is entered into this 8 day of February 2026, between G&L Mast LLC as Landlord, and La Rosa Realty as Tenant. The Landlord does hereby extend the lease dated 2-8-24 to Tenant for the herein described premises upon the ter1ns and conditions set forth in the original Lease:

1.	Lease Premises: The premises leased hereunder are described as 3407 Magic Oak Lane, Sarasota, Florida (“Premises’’). In addition, Tenant shall have the nonexclusive right to use the common parking lot area located in common with the owners and tenants of other properties located on Magic Oak Lane, Sarasota, Florida.

2.	Term: The Term of this Lease extension shall be for 1 year commencing March 1st, 2026, and terminating February 28th, 2027 unless sooner termination or renew as provided in the original lease.

3.	Rent: Tenants monthly base rent hereunder is the sum of $2,491.00 without sales tax. The state of Florida currently has no required sales tax on rental of this property. Tenant agrees that if during the period of this lease that any governmental agency requires a tax on the rental fee that the monthly rent will increase to include that tax. The payment schedule for the remittance of the monthly rent is to continue under the same terms as the original lease.

4.	Renewal of Lease: Tenant shall have the option to extend the Term of this Lease for an additional one-year period by giving the Landlord notice of such election at least 60 days prior to the applicable termination date. Rental rate increases for this optional extension shall be a maximum of 33/o.

Signed:

G&L Mast LLC as Landlord

Signed:	Date:	Print Name:

LaRosa Realty Sarasota as Tenant

Signed:	Date:	Print Name: